AUTO LOAN PURCHASE AND SALE AGREEMENT

This Auto Loan Purchase and Sale Agreement ("Agreement") is made on May 16, 2000 (the "Effective Date"), by and between Bank of America, a Deleware corporation with its principal office at 10401 Deerwood Park Blvd, Jacksonville, Florida 32256 ("Correspondent") and E-LOAN, Inc., a Delaware corporation with its principal office at 5875 Arnold Road, Dublin, CA 94568 ("E-LOAN").

WHEREAS, E-LOAN maintains a website at www.eloan.com, and is engaged in the business of, among other things, the origination and sale of loans to consumers for the purchase or refinance of motor vehicles ("Loans");

WHEREAS, E-LOAN desires to provide a broad range of available financing for consumers seeking Loans;

WHEREAS, E-LOAN and Correspondent desire to enter into an arrangement whereby E-LOAN will sell Loans to Correspondent based on Correspondent's Purchase Criteria;

WHEREAS, Correspondent and E-LOAN are parties to a Strategic Alliance Agreement dated as of September 17, 1999 (the "Strategic Alliance").

WHEREAS, under the Strategic Alliance, it is contemplated that E-LOAN would apply for and obtain state lending licenses that would enable it to make loans directly to consumers that visit its website. E-LOAN has obtained necessary licenses in certain states and desires to sell loans made in those states to Correspondent, and desires to sell loans to Correspondent in the remaining states once E-LOAN obtains necessary licenses in those remaining states. Correspondent agrees to purchase loans that E-LOAN originates in compliance with Correspondent's Purchase Criteria.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, E-LOAN and Correspondent hereby agree as follows:

1. Definitions.

1.1 General Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below:

"Approved Loan Documents" shall mean the Note and Security Agreement, Dealer Draft (if any), evidence of satisfactory insurance and application for certificate of title and such other forms as may be listed from time to time on Exhibit D used by Correspondent to document Loans.

"Buy Rate" shall mean the minimum Loan Rate quoted by Correspondent on its Rate Sheet from time to time with respect to Loans that Correspondent desires to purchase under this Agreement, as same is noted on the Confirmation.

"Confirmation" shall mean the document substantially in the form described in Exhibit C which will list the related Purchase Price with respect to Loans being transferred to Bank from Correspondent on any particular Transfer Date.

"Contract" means a loan agreement signed by all necessary Obligors on an Approved Document.

"Eligible Loan" shall mean an extension of credit from E-LOAN to a consumer which is originated in E-LOAN's name in accordance with the Purchase Criteria, as same are in effect from time to time, and which meets all of the Purchase Criteria on the Transfer Date.

"Loan File" means with respect to each Loan all of the documents listed on Exhibit A.

"Obligor" means any borrower or Obligor signing a Loan Contract.

"Origination Date" means the effective date a Loan Contract was signed by the Obligor.

"Purchase Criteria" means the characteristics that Loans originated for sale to Correspondent hereunder must have in order to be considered under this Agreement, as set forth from time to time on Exhibit B.

"Related Documents" shall mean the assignment, bill of sale, certificates of title and any document or instrument reasonably necessary or appropriate to be executed by E-LOAN or their respective affiliates on each Transfer Date with respect to the Loans sold to Correspondent.

"Related Security" means, with respect to a Loan, the vehicle underlying and securing such Loan and all other collateral and security agreements and property purported to be subject thereto and held as security for such Loan, including the proceeds of any Specified Insurance.

"Specified Insurance" means any insurance or plans sold in connection with a Loan, including credit life or credit disability insurance, hazard insurance, GAP insurance, flood insurance, involuntary unemployment insurance or any other type of insurance or plan, such as an extended service contract sold in connection with an automobile that is financed with the proceeds of a Loan.

"Transfer Date" means the date on which E-LOAN delivers Loans to the Correspondent in compliance with the Purchase Criteria.

2. Sale and Delivery of Loans.

2.1 Sale and Purchase of Loans. From time to time during the Term of this Agreement, E-LOAN shall sell, assign, transfer, convey and deliver to Correspondent, and Correspondent shall purchase from E-LOAN, without recourse (except as provided herein)and on a servicing released basis, all right, title and interest in and to Loans as provided in this Agreement provided E-LOAN has met all terms and conditions herein.

2.2 Offer. From time to time during the Term of this Agreement, E-LOAN shall submit, for Correspondent's review and approval, an offer to sell one or more prospective Loans (each, an "Offer") under the terms of this Agreement. Each Offer shall be in a format acceptable to Correspondent, and shall include the items and information set forth on Exhibit A, which shall include the application relating to each offered Loan and such other information as deemed necessary by Correspondent. In determining whether to submit an Offer to Correspondent, E-LOAN shall apply Correspondent's Purchase Criteria to the Loan application, and shall only submit Offers that satisfy the Purchase Criteria. E-LOAN is not obligated to offer to sell any Loans or prospective Loans to Correspondent. Application Information in Exhibit A and Purchase Criteria in Exhibit B may be changed by the Correspondent at any time with 30-day advance written notice to E-LOAN.

2.3 Acceptance. Within two (2) of Correspondent's business days from receipt of a completed Offer (as defined in section 1.2), Correspondent shall, in its sole discretion, accept or reject such Offer, and shall inform E-LOAN of its decision. In determining whether to accept or reject an Offer, Corespondent shall apply the Purchase Criteria to each Loan offered for sale. If Correspondent accepts an Offer, Correspondent shall send to E-LOAN a Confirmation with respect to each prospective Loan to be purchased. The Confirmation shall include the information set forth on Exhibit C, and shall include a clear description of the conditions that must be met in order for Correspondent to purchase the Loan. Transmission of a Confirmation shall constitute conditional acceptance of E-LOAN's Offer, and Correspondent shall be obligated to purchase the prospective Loan, provided that all conditions set forth in the Confirmation are met, E-LOAN delivers the Required Documents as described in section 2.5 below and the Loan is funded by E-LOAN prior to expiration date set forth in the Confirmation. If E-LOAN does not fund a prospective Loan and fulfill all conditions set forth in the Confirmation by the earlier of (i) the expiration date set forth in the Confirmation, or (ii) within sixty (60) days of E-LOAN's receipt of the Confirmation, the Confirmation shall expire, and Correspondent shall have no obligation to purchase the Loan. E-LOAN agrees that it will not offer for sale to any person other than Correspondent any Loan for which a Confirmation has been issued and is outstanding. Upon expiration of a Confirmation, E-LOAN shall be free to sell or offer to sell the subject Loan to any other person. In the absence of a Confirmation issued by Correspondent with respect to a Loan, Correspondent is not obligated to purchase any Loan offered for sale by E-LOAN.

2.4 Express Confirmation. From time to time Correspondent and E-LOAN may mutually agree to grant E-LOAN the authority to submit Loans for purchase to the Correspondent without having a specific Confirmation issued according to the terms in Sections 2.2 and 2.3. Under such programs, Correspondent will provide to E-LOAN specific Express Purchase Criteria that if Correspondent reasonably deems that Purchase Criteria has been met, will constitute a Confirmation according to Section 2.3. Such Express Purchase Criteria may be changed from time to time by Correspondent, with changes in the Express Purchase Criteria effective immediately and subject to the terms of Section 7.3.

2.5 Funding and Delivery of Loans. E-LOAN will be responsible for the funding of all Loans using its own funds. E-LOAN shall use its best efforts to fulfill all conditions set forth in a Confirmation, and to fund the subject Loans prior to expiration of a Confirmation; however, E-LOAN is not obligated to sell any Loans to Correspondent, whether or not a Confirmation has been issued by Correspondent with respect to the subject Loan. Upon funding of a Loan subject to a Confirmation, E-LOAN shall immediately, but not later than five (5) business days after the Origination Date of the Loan or less than twenty (20) days prior to the first payment due date of the Loan, deliver to Correspondent, the Approved Loan Documents and items set forth on Exhibit D, together with any other items required by the Confirmation relating to the subject Loan, evidencing funding and fulfillment of all conditions of the Confirmation ("Required Documents"). The Required Documents and other items set forth in Exhibit D may be changed from time to time by Correspondent, subject to thirty days advance written notice to E-LOAN.

2.6 Payment; Transfer. With respect to each Loan sold, Correspondent shall pay E-LOAN the Purchase Price as noted in the Confirmation, calculated in the manner, and by the time limits set forth in Exhibit E. The Purchase Price shall be the principal amount of the Loan, plus such additional compensation as the parties agree. Upon receipt by E-LOAN of the portion of the Purchase Price representing the principal balance of the Loan ("Transfer Date"), the Loan, and all rights, benefits, payments, proceeds and obligations arising from or in connection with the Loan, together with any Related Security, shall vest in Correspondent. Until the Transfer Date, E-LOAN shall own and control the application and all documentation relating to a prospective Loan to be sold. All Loans sold under this Agreement shall be sold without recourse (except as provided herein), on a servicing released basis. With respect to each Loan as to which E-LOAN has not delivered to Correspondent all Required Documents or otherwise has failed to meet the Purchase Criteria or terms and conditions of the Confirmation and this Agreement prior to expiration of the Confirmation related to such Loan, Correspondent shall have no obligation to purchase the subject Loan.

3. Covenants.

3.1 Compliance with Law. Each party shall comply with all federal, state and local laws and regulations applicable to this Agreement and the respective party's obligations hereunder, including without limitation all consumer protection laws, the federal Equal Credit Opportunity Act, Real Estate Settlement Procedures Act, Truth in Lending Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Federal Odometer Act and each of their respective regulations and all other federal, state and local laws, regulations and rules applicable to the advertising, negotiation and consummation of the Loan and perfection of Correspondent's security interest in the Related Security financed by the Loan has been satisfied ("Applicable Law"). E-LOAN shall provide prior written notice to Correspondent of any changes to the form documents for Loans, and shall update the forms as necessary to comply with Applicable Law. Correspondent shall provide prior written notice to E-LOAN of any changes to the Purchase Criteria, and shall update the Purchase Criteria, as necessary, to comply with Applicable Law.

3.2 Post-Closing Payments. All monies received by E-LOAN after the Transfer Date to any Loan shall be promptly turned over to Correspondent.

3.3 Limited Power of Attorney. E-LOAN hereby appoints Correspondent, its agents, employees, successors and assigns, as its attorney in fact, with the full power of substitution, for the limited purpose of (1) endorsing E-LOAN's name on any checks, drafts, money orders or other forms of payment payable to E-LOAN that may come into Correspondent's possession with respect to any Loan purchased by Correspondent under this Agreement, and (2) executing any form or document necessary to effectuate the assignment of a Loan in accordance with this Agreement, or to create, perfect, assign or release a first priority security interest in a vehicle securing a Loan in favor of Correspondent.

3.4 Non-Discrimination. Correspondent's credit underwriting standards and Purchase Criteria comply with, and as such standards and Purchase Criteria may be revised from time to time throughout the term of this Agreement shall remain in compliance with, the anti-discrimination and other requirements of Applicable Law. E-LOAN's loan origination practices comply with, and as such origination practices may be revised from time to time throughout the term of this Agreement shall remain in compliance with, the anti-discrimination and other requirements of Applicable Law.

3.5 Record Retention. Each party shall, at its own expense, maintain data, information, records and documents relating to Loans offered for sale or sold pursuant to this Agreement, in such manner and for such time period as is required by Applicable Law. Each party shall cooperate with one another and make such Loan records available to regulatory authorities to satisfy state or federal audit requirements.

3.6 Performance Reports. Within twenty five (25) days after the end of each calendar month during the Term of this Agreement, Correspondent shall provide to E-LOAN a report showing (i) the number of Loans purchased by Correspondent during the preceding month; (ii) the principal balance of each Loan purchased by Correspondent during the preceding month; (iii) the number of Loans purchased by Correspondent since the date hereof having delinquencies of 30-59 days, 60-90 days, and over 90 days, respectively; (iv) the number of Loans purchased by Correspondent since the date hereof that have been charged off; and (v) the number of Loans purchased by Correspondent since the date hereof for which the vehicle securing the Loan has been repossessed, showing the date of each repossession.

3.7 Mutual Cooperation. During the term of this Agreement, the parties agree to cooperate with and assist each other, as reasonably requested, in carrying out the covenants, agreements, duties and responsibilities of one another under this Agreement, and shall from time to time, execute, acknowledge and deliver such additional instruments, assignments, endorsements, and documents as may reasonably be required or appropriate to facilitate the performance of this Agreement. Both parties shall work together with respect to coordinating the systems requirements for establishing and maintaining electronic connectivity, and each party shall bear its own expenses with respect thereto.

3.8 No Solicitation. From the date of this Agreement until any Loan sold to Correspondent is paid in full, but no earlier than three years after selling such Loan to Correspondent, E-LOAN agrees that it will not directly solicit the respective borrowers to apply for, or offer to such borrowers, any financial products, the proceeds of which could be used to pay off or refinance the subject Loan, including, without limitation, the solicitation or offering of any loan, line of credit, home equity loan or line of credit, or any other credit product.

3.9 Audit.

(a) Correspondent's Right to Inspect. E-LOAN shall maintain accurate books and records with respect to each Loan originated by Correspondent as a result of E-LOAN's Services hereunder. E-LOAN shall permit the examination by Correspondent, including, but not limited to, Correspondent's internal auditors and any governmental agencies having jurisdiction over Correspondent, during normal business hours and upon at least seventy-two (72) hours prior written notice, of all books, accounts, correspondence and records of E-LOAN relating to any Loan or the related Vehicle. Correspondent shall be permitted at its own expense to make photostatic or other copies of such of these records as it may desire.

(b) E-LOAN's Right to Inspect. Correspondent shall permit the examination by E-LOAN, including, but not limited to, E-LOAN's internal auditors and any governmental agencies having jurisdiction over E-LOAN, during normal business hours and upon at least seventy-two (72) hours prior written notice, of all books, account, correspondence and records of Correspondent relating to Origination Fees paid or payable to E-LOAN hereunder.

(c) Audit; Arbitration of Invoice Disputes. Each party may schedule an audit or review with the other party for purposes of holding such party accountable with respect to compliance under this Agreement, including whether the invoices as presented and the charges paid are accurate, correct and valid and are in accordance with the provisions of this Agreement. If Correspondent has a question regarding an invoice, which cannot be resolved to its reasonable satisfaction, Correspondent shall notify E-LOAN of its dispute. To the extent the parties are unable to resolve a dispute, despite good faith face-to-face negotiations by persons with decision making responsibility, Correspondent and E-LOAN shall submit the dispute to arbitration in accordance with Section 8.12.

3.10 Insurance.

(a) Requirements. E-LOAN shall, and shall require its subcontractors to, secure and maintain, at its or their own expense, throughout the entire term of this Agreement, the following insurance with companies satisfactory and acceptable to Correspondent and shall furnish to Correspondent certificates evidencing such insurance prior to commencing Services. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) calendar days prior written notice to Correspondent.

(b) Worker's Compensation/Employers' Liability. Worker's Compensation Insurance which shall fully comply with the statutory requirements of all applicable state and federal laws and Employers' Liability Insurance which limit shall be $500,000 per accident for bodily injury and $500,000 per employee/aggregate for disease. E-LOAN and its underwriter shall waive subrogation against Correspondent.

(c) Commercial General Liability. Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence per location and $2,000,000 aggregate for bodily injury and/or death and/or property damage and/or personal injury. This shall include products/completed operations coverage and shall also include Broad Form Contractual specifically covering this Agreement. Further, Correspondent is to be added as an additional insured on this policy with respect to operations covered under this Agreement.

(d) Business Automobile Liability. Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by E-LOAN with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

(e) Excess coverage. Excess coverage with respect to (A), (B) and (C) above with a minimum combined single limit of $5,000,000.

(f) Fidelity Bond. E-LOAN shall be responsible for loss to Correspondent property and customer property, directly or indirectly, and shall maintain Fidelity Bond coverage for the dishonest acts of its employees in a minimum amount of $1,000,000. Correspondent shall be named as "Loss Payee, As Their Interest May Appear," on this Fidelity Bond.

3.11 Confidentiality.

(a) Definition. When used in this Agreement, the term "Confidential Information" shall mean this Agreement, all Proprietary Information (as defined below) and all data, trade secrets, business information and other information of any kind whatsoever which (a) has been disclosed to either party, or to which either party has access, in connection with the negotiation and performance of this Agreement, and (b) relates to (i) the other party, (ii) in the case of E-LOAN, the Correspondent Affiliates and their customers, or (iii) third party vendors or licensors which have made confidential or proprietary information available to Correspondent or a Correspondent Affiliate.

(b) Proprietary Information. When used in this Agreement, the term "Proprietary Information" shall mean all work performed under this Agreement and all work product resulting from such work, including, without limitation, all data, designs, software, programs, card decks, tapes, ideas, concepts, techniques, inventions, proprietary rights, modifications and enhancements, together with all applicable rights to patents, copyrights, trademarks and tradesecrets and dealer pricing relating to Buy Rates and any application information relating to an Applicant or any Correspondent customer list. For purposes of this Agreement, an Applicant shall be deemed to be a Correspondent customer.

(c) Non-Disclosure. Each of the parties on behalf of itself and its employees, officers, directors, affiliates and agents, hereby agrees that Confidential Information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (a) its employees on a "need to know" basis; (b) subcontractors and other third parties specifically permitted under this Agreement, on a "need to know" basis, provided that all such parties are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section ; (c) independent contractors, agents, and consultants hired by Correspondent, provided that Correspondent uses reasonable efforts to cause such parties to maintain the confidentiality of E-LOAN's Confidential Information; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of either party's Confidential Information as required by law, the party subject to the requirement shall (i) notify the other party of all, if any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the other party's reasonable, lawful efforts to resist, limit or delay disclosure.

(d) Exceptions. Nothing in this Section shall prohibit or limit either party's use of information or data (a) that can be demonstrated to have been previously known to it, other than through its relationship with the other party, without a confidentiality restriction on the use of such information, (b) independently developed by it, as established by written evidence, (c) rightfully acquired by it from a third party with full legal right to disclose such information, (d) disclosed without similar restrictions by the party that disclosed such Confidential Information pursuant to this Agreement to a third party, (e) approved for disclosure by the affected party pursuant to this Agreement, or (f) which becomes part of the public domain through no breach of this Agreement.

(e) Return of Confidential Information. Upon the termination of this Agreement, or at any time upon the request of the other party, each party shall return all Confidential Information in the possession of such party or in the possession of a third party (over which such party has or may exercise control).

(f) Injunctive Relief. In the event of any breach of the obligations under this Section, each party acknowledges that the other party would have no adequate remedy at law, since the harm caused by such a breach would not be easily measured and compensated for in damages, and that in addition to such other remedies as may be available to the other party, the other party may obtain injunctive relief including, but not limited to, specific performance.

(g) Publicity. All media releases, public announcements and public disclosures by either party, or their employees or agents, relating to this Agreement or the name of Correspondent, any Correspondent Affiliate or E-LOAN, including, without limitation, promotional or marketing material, but not including any announcement intended solely for internal distribution by the releasing party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party, shall be coordinated with and approved by the other party prior to the release thereof.

(h) Survival. The provisions of this Section shall survive the term or termination of this Agreement for any reason.

3.12 Security.

(a) Definition. E-LOAN understands that Correspondent and Correspondent Affiliates operate under various laws and federal regulatory agencies that are unique to the security sensitive Correspondent industry. As such, persons engaged by E-LOAN to provide services under this Agreement are held to a higher standard of conduct and scrutiny than in other industries or business enterprises. E-LOAN understands and acknowledges that its employee(s) ("Employee(s)") shall possess appropriate character, disposition and honesty conducive to the environment where services are provided under this Agreement. E-LOAN shall, to the extent permitted by law, exercise reasonable and prudent efforts to comply with the Security provisions of this Agreement.

(b) Access. E-LOAN shall not knowingly permit an Employee(s) to have access to the premises, records or data, or to engage in the conduct of the Correspondent affairs of Correspondent or Correspondent Affiliates when such Employee(s): (a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with (i) a dishonest act or a breach of trust, as stipulated under Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); and/or (ii) a felony; (b) uses illegal drugs.

(c) Compliance. Upon written request from Correspondent, E-LOAN shall provide evidence of E-LOAN's actions to comply with the above provisions for its Employee(s).

(d) Notification. Correspondent shall notify E-LOAN of any act of dishonesty or breach of trust committed against Correspondent or Correspondent Affiliates which may involve an Employee(s) and E-LOAN shall notify Correspondent if it becomes aware of any such offense. Following such notice, at the request of Correspondent and to the extent permitted by law, E-LOAN shall cooperate with investigations conducted by or on behalf of Correspondent or Correspondent Affiliates. Such cooperation may include access to E-LOAN's Employee(s) for personal interviews related to such investigations. In addition, E-LOAN shall conduct its own investigations into the activities of said Employee(s), which may include polygraph examinations when permitted by law and not specifically prohibited by existing collective bargaining (Union) agreements or state statutes, with the results of such investigations and all files and records related thereto being made available to Correspondent.

(e) Internal Controls. E-LOAN shall cooperate with the internal operating controls and security processes of Correspondent and Correspondent Affiliates where products and/or services are provided under this Agreement.

(f) Privacy. E-LOAN shall take security measures to protect confidential credit data on Correspondent Loan Applicants so that their information may not be accessed over the Internet or via a telecommunications line on an unauthorized basis or by a person other than the Correspondent.

4. Representations and Warranties of the Parties. As of the date of this Agreement, and throughout the Term, each party hereby represents and warrants to the other party that:

4.1 Due Organization and Good Standing. Each party is a corporation, duly organized, validly existing, and is qualified and authorized to transact business in, and is in good standing under the laws of, the jurisdiction of its organization and each jurisdiction in which it performs or will perform its obligations under this Agreement, or is otherwise doing business or is otherwise exempt under applicable Law from such qualification.

4.2 Authority and Capacity. Each party has the power, authority and capacity to execute, deliver, and perform its obligations under this Agreement. Each party's execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement enforceable in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

4.3 Consent; Litigation. No consent or approval of any other party or any court or governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. There is no pending claim, cause of action, governmental action or litigation that, if determined adversely, would affect the party's ability to perform its obligations hereunder. This Agreement will not result in a default under any other agreement to which the party is bound.

4.4 Licenses. All necessary qualifications and licenses required by applicable law to conduct business as contemplated by this Agreement in all states where Loans are purchased and sold hereunder have been obtained, and will be maintained in good standing.

4.5 Strategic Alliance Agreement. This Agreement supplements the Strategic Alliance Agreement between Correspondent and E-LOAN, which shall remain in full force and effect. In the event of a conflict between the terms of the Strategic Alliance Agreement and the terms hereof, the terms of this Agreement shall control in the resolution of such conflict, it being the parties' intent that the terms of this Agreement will take precedent over similar terms in the Strategic Alliance Agreement, or any of the amendments thereto. The parties acknowledge and agree that Section 1.19 of the Strategic Alliance Agreement shall not be deemed to conflict with this Agreement.

5. Additional Representations and Warranties of E-LOAN. As of each and every date E-LOAN sells and delivers a Loan to Correspondent under this Agreement, E-LOAN hereby represents and warrants to Correspondent with respect to each such Loan that:

5.1 Valid Loans. Each Loan is bona fide, valid, genuine and legally enforceable according to its terms and is duly and properly executed by the parties shown as borrowers who were to the best of E-LOAN's knowledge competent and had full legal capacity to enter into such Loan at the time they executed the same. To the best of E-LOAN's knowledge, (1) there are no claims or defenses with respect to any Loan; (2) no oral or written agreement exists or will exist whereby any of the terms of any Loan has been varied in any way; (3) the information provided to Correspondent in connection with each Loan is complete, true and correct; and (4) none of the borrowers, guarantors or sureties on the Loans are deceased, and none of such persons are the subject of any bankruptcy or other legal proceedings between E-LOAN and such persons.

5.2 Loans Comply with Law. The form of each Loan and the transactions contemplated by the Loan comply with, and have been entered into in compliance with, all Applicable Law, and all required disclosures and notices have been given in compliance with all Applicable Law. Any applicable period during which the borrower may rescind the Loan has expired, and all Loan proceeds have been fully disbursed.

5.3 No Default. All payments required under each Loan have been made up to the Transfer Date. There is no default, breach, violation or event of acceleration existing under the terms of each Loan nor has any event occurred which, upon the giving of notice or the lapse of time, or both, would constitute a default, breach, violation or event of acceleration under the Loan up to the Transfer Date.

5.4 Title and Insurance. For each Loan sold to Correspondent, the certificate of title to each vehicle securing a loan shall list Correspondent or its designated Affiliate as the first and only lienholder on the certificate of title application or registration and on the required physical damage insurance policies and loss payable clauses relating to the vehicle securing the Loan. For purposes of this Agreement, "Affiliate" means any person or entity which directly, or indirectly through one or more intermediaries, owns or controls, is owned or controlled by, or is under common control or ownership with, E-LOAN or Correspondent, respectively, or their respective ultimate parent.

If a certificate of title showing Correspondent as the secured party is not received within one hundred twenty (120) days following the effective date of the Loan, Correspondent will notify E-LOAN in writing of such situation and E-LOAN shall promptly take all steps necessary and as appropriate to obtain a certificate of title bearing Correspondent's name as the secured party, in no event later than ninety (90) days following receipt of Correspondent's written request. Failure by E-LOAN to fulfill the terms of this Section shall subject said Loan to Repurchase under Section 6.3 of this Agreement.

5.5 Origination of Loans. Except as disclosed in writing to Correspondent and accepted by Correspondent prior to the Closing Date, each Loan is an Eligible Loan and has been originated in accordance with the Purchase Criteria and the terms and conditions of the applicable Confirmation, and, thus, this Agreement, including all Schedules and Exhibits.

5.6 Status of Loan. The information that appears on E-LOAN's accounting and all other pertinent records pertaining to any Loan accurately reflect the true status of each Loan.

5.7 Ownership of Loans. Except with respect to the liens of E-LOAN's warehouse lenders, which shall be released in full in or prior to the related Transfer Date, (a) E-LOAN is the sole owner of each Loan and has good and marketable title thereto, and has the right to assign, sell and transfer the Loan to Correspondent free and clear of any encumbrance, lien, pledge, charge, claim or security interest, and (b) Seller has not sold, assigned or otherwise transferred any right or interest in or to the Loan and has not pledged the Loan as collateral for any debt or other purpose.

. 5.8 Sale Treatment. The sale of each Loan shall be reflected on E-LOAN's balance sheet and other financial statements as a sale of assets by E-LOAN, and E-LOAN shall not take any action or omit to take any action which would cause the transfer of the Loans to Correspondent to be treated as anything other than a sale to Correspondent of all of E-LOAN's right, title and interest in and to each Loan.

5.9 Insurance. Each vehicle securing a Loan is insured against loss under a policy issued by an insurer reasonably acceptable to Correspondent and qualified to do business in the state where the vehicle is located, in a form such that it may be endorsed to Correspondent as loss payee. To the best of E-LOAN's knowledge, there are no facts or circumstances that could provide a basis for revocation of, or a defense to any claims made under, any insurance policy covering a vehicle.

5.10 Fraud. No Loan, or the obligations of any borrower, guarantor or surety with respect to any Loan, has been obtained by fraud or fraudulent representations. It is acknowledged, that E-LOAN shall be deemed in compliance with this Section 5.10 warranty to the extent it has complied with fraud detection processing procedures specified in Exhibits B and D as may be modified by Correspondent from time to time.

5.11 Each Loan has been evidenced by Approved Loan Documents.

6. Indemnification & Remedies.

6.1 Indemnification. Each party (in such capacity, referred to as "Indemnitor") shall indemnify and hold the other party and its respective shareholders, directors, officers, employees, representatives, agents, servants, successors, and assigns (collectively "Indemnitee") harmless from and shall reimburse Indemnitee for any losses, damages, deficiencies, claims, causes of action or expenses of any nature (including reasonable attorneys' fees and expenses) incurred by Indemnitee arising out of or resulting from any breach of any warranty, representation covenant or obligation of Indemnitor under this Agreement.

6.2 Indemnification Procedures. After either party obtains knowledge of any claim, action, suit or proceeding (collectively a "Claim") for which it believes is entitled to indemnification under this Agreement, it shall promptly notify the other party of such Claim in writing within ten (10) days after such knowledge. Each party shall cooperate with the other in every reasonable manner (at the Indemnitor's sole expense) to facilitate the defense of any Claim subject to indemnification hereunder. Indemnitee's failure to promptly notify Indemnitor of a Claim shall not relieve the Indemnitor from any liability under this Section to the extent that Indemnitor is not materially adversely affected by such delay. With respect to each such notice, the Indemnitor shall, at the Indemnitee's option, immediately take all action necessary to minimize any risk or loss to the Indemnitee, including retaining counsel satisfactory to the Indemnitee and take such other actions as are necessary to defend the Indemnitee or to discharge the indemnity obligations under this Section. If the Indemnitor does not timely and adequately conduct such defense, the Indemnitee may, at its option and at Indemnitor's expense, conduct such defense, contest, litigate or settle the Claim using counsel of its own choice without prejudice to its right of indemnification under this Section. The Indemnitor shall pay on demand any liability incurred by the Indemnitee under this Section. The Indemnitor shall not settle any claim in which the Indemnitee is named without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor.

6.3 Repurchase. The purchase and sale of Loans under this Agreement shall be without recourse to E-LOAN, except for the representations, warranties, covenants and agreements set forth in this Agreement. Notwithstanding the foregoing, in the event there is a material breach by E-LOAN of any covenant, representation, warranty or agreement under this Agreement which remains uncured for ninety (90) days and involves, relates to, or affects any Loan sold to Correspondent under this Agreement, E-LOAN shall immediately repurchase the affected Loan from Correspondent for the outstanding balance of principal and accrued but unpaid interest on such Loan plus the full amount of any compensation paid to E-LOAN for that Loan. Upon discovery of a suspected breach, Correspondent shall provide E-LOAN with written notice specifying the breach. In the event of such repurchase, Correspondent shall assign the affected Loan to E-LOAN without recourse and without representation or warranties, expressed or implied.

6.4 Survival of Remedies. This Section shall survive termination of the Agreement.

7. Term and Termination.

7.1 Term. Unless this Agreement is terminated earlier as provided below, this Agreement shall commence upon execution of this Agreement , and shall automatically renew for successive thirty (30) day term periods, unless canceled as provided below. The initial term, together with any renewal terms, shall be referred to herein as the "Term."

7.2 Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i) without cause by either party after expiration of the Initial Term, upon not less than thirty (30) days prior written notice to the other party; or

(ii) by either party immediately upon written notice to the other party (a) if the other party breaches any warranty, representation, covenant or obligation under this Agreement and fails to cure such breach within thirty (30) calendar days of receiving written notice of the breach from the non-breaching party; (b) if a party has reasonable cause to believe that the other party will not be able to perform its obligations under this Agreement; (c) if there occurs a change of (25%) or more of the ownership of the other party; (d) if a material adverse change occurs in the financial condition of the other party; or (e) if the other party is subject to a dissolution, receivership, liquidation, insolvency, conservatorship, consolidation, reorganization, sale of substantially all of its assets, cessation of business, voluntary or involuntary bankruptcy.

7.3 Effect of Termination; Survival. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to Loans for which Confirmations have previously been issued ("Pipeline Loans"), or transactions and occurrences that take place prior to the effective date of termination, and Correspondent shall purchase Pipeline Loans as provided in Section 2.3 if all conditions set forth in the Confirmation and this Agreement are met.

8. Miscellaneous.

8.1 Public Announcement. The timing and content of any advertisements, announcements, press releases or other promotional activity relating to this Agreement, and the use of each other's name or trademarks shall be subject to the prior approval of both parties.

8.2 Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

8.3 No Agency Relationship. The relationship between E-LOAN and Correspondent shall not be construed as a joint venture, partnership or principal-agent relationship, and under no circumstances shall any of the employees of one party be deemed to be employees of the other party for any purpose. This Agreement shall not be construed as authority for either party to act for the other in any agency or any other capacity, except as expressly set forth in this Agreement.

8.4 Third Party Beneficiaries. This Agreement is not intended and shall not be construed to create any rights or benefits upon any person not a party to this Agreement.

8.5 Costs and Expenses. Unless specifically provided for elsewhere in this Agreement, each party will bear its own costs and expenses, including legal fees, accounting fees and taxes incurred in connection with the negotiation and performance of this Agreement.

8.6 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) three business days after being deposited in the U.S. mail, first class, postage prepaid, (ii) upon transmission, if sent by facsimile transmission, or (iii) upon delivery, if served personally or sent by any generally recognized overnight delivery service, to the following addresses:

(a) If to E-LOAN, to:

E-LOAN, Inc.

5875 Arnold Road

Dublin, CA 94568

Attn: Curtis Kuboyama

Facsimile no. (925) 803-3507

with a copy to Edward A. Giedgowd, E-LOAN's Counsel at the same address.

(b) If to Correspondent, to:

Bank of America Consumer Finance Group

10401 Deerwood Park Blvd.

Jacksonville, Florida 32256

Attn: President

Facsimile no. 904-457-5489

8.7 Entire Agreement. This Agreement, including any exhibits or other documents attached hereto or referenced herein, each of which is hereby incorporated into this Agreement and made an integral part hereof, constitutes the entire agreement between the parties relating to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the parties relating to the transactions contemplated by this Agreement.

8.8 Modification. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.10 Provisions Severable. If any provision of this Agreement shall be or become wholly or partially invalid, illegal or unenforceable, such provision shall be enforced to the extent that its legal and valid and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns .

8.11 Waivers; Cumulative Remedies. No failure or delay by a party to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, shall imply or otherwise constitute a waiver of such right or remedy, and no single or partial exercise of any right or remedy by any party will preclude exercise of any other right or remedy. All rights and remedies provided in this Agreement are cumulative and not alternative; and are in addition to all other available remedies at law or in equity.

8.12 Arbitration.

(a) Binding Arbitration. Any controversy or claim between or among the parties hereto shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc./Endispute, Inc. ("J.A.M.S./Endispute"), and if J.A.M.S./Endispute is unable or legally precluded from administering the arbitration, then the American Arbitration Association ("AAA") will serve.

(b) Judgments. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action in the states set forth in Section 8.9.

(c) Procedures. Upon receipt of demand for arbitration from either Bank or E-LOAN, J.A.M.S./Endispute or AAA as applicable shall use its best efforts to appoint an arbitrator and notify Bank and E-LOAN of such appointment within fifteen (15) calendar days and further to commence arbitration within ninety (90) calendar days. Any Bank or E-LOAN demand for arbitration shall include detail sufficient to establish the nature of the dispute and shall be delivered to the other party concurrent with delivery to J.A.M.S./Endispute or AAA.

(d) Other Remedies. Nothing in this Section shall limit the right of either E-LOAN or Bank to obtain from a court provisional or ancillary remedies such as, but not limited to, injunctive relief, or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.

8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Effective Date written above.

Bank of America

By:

Title:

Date: May 16, 2000

E-LOAN, INC.

By:/s/Joe Kennedy

Title: President

Date: May 16, 2000

By:/s/Frank Siskowski

Title: Chief Financial Officer

Date: May 16, 2000

Exhibit A: Documents to be Submitted by E-Loan with Offers to sell a Loan

Information required for E-LOAN to submit a completed Offer to Correspondent is listed below. This information is to be sent to Correspondent via facsimile to Correspondent's Global Fax service.

Fax Loan Information to GlobalFax

  A fax for all loans to be submitted for booking should be sent to GlobalFax for data entry
  Information on the GlobalFax should include:
    Buyer's (and co-buyer's, if applicable) completed credit application
    Amount of loan and term requested, including cash down and rebates, if any.
    Detailed vehicle description including mileage and adds on used vehicles and MSRP of any new vehicles.
    Bureau score and bureau used

Exhibit B: Purchase Criteria

[*]

Part B-2: Purchase Criteria Provisions and Exception Tolerance Levels

[*].

Part B-3: Express Purchase Criteria ("Fast Lane" Program)

[*]

Part B-4: Fraud Detection and Investigation

The following steps must be taken on "Express" Loans, to mitigate the risk of fraud:

1. Credit Bureau Warnings / Indicators: Additional verification must occur for all applications in which there is either a credit bureau warning or alerts regarding fraud (Safescan, Hawk Alert, Trans Alert, FACS+, etc.). These services will highlight several items that may include:

    Deceased Social Security number. (Date of Birth and Date of Death are frequently noted in with this entry in the bureau)
    Address is a mail receiving service.
    Address is a prison
    Address is a hotel/motel.
    Address is a business.
    High-risk address (this address has been known to have been used in fraudulent activity previously).
    The year the Social Security number was issued.
    Social Security number is an invalid number, non-issued number, or an out-of-range number.

2. Application Data: Compare the information given on the credit application with that on the credit bureau (s) for all approved or conditioned applications. Look for variances in the two sets of information. Some examples of what to look for might be (but not limited to):

    Name
    Current Address
    Social Security number
    Date of Birth
    Employment Data

3. Credit Bureau Tools: Be aware of several social security number tools that the credit bureaus provide that help you identify fraudulent applicants. These tools might include D-TEC by Equifax and TRACE by TransUnion. Whenever you see multiple names in a credit bureau or multiple social security numbers in a credit bureau, using these products will help you identify the frauds by detailing out the information associated with the names and social security numbers. Any applicant that has multiple names and/or multiple social security numbers showing in the credit bureau (s) that cannot be reasonably justified, his/her social security number must be run through one of these products to confirm identity.

4. Duplicate Applications: Watch for duplicate applications in your credit buying system. If you receive a second application from the same customer, compare the data from the original application and credit bureau to the new application and credit bureau, noting the differences for investigation.

5. Duplicate E-Mail Addresses: Watch for duplicate email addresses that may be used to communicate back with the customer. Approved or conditioned credit applications that have the same email address must be fully investigated to ensure that fraud is not being attempted.

6. Consumer Statements: Watch for consumer statements in the credit bureaus indicating the consumers have been a victim of fraud.

    Verify that the applicant is the legitimate consumer and not the perpetrator of fraud.
    Some consumers will place a statement at the end of their credit bureau requesting that any potential creditor call them and verify that they have in fact applied for credit. This must be done in every instance.

7. Dealer Endorsement: At time of funding, always verify the dealer's endorsement on the back of the draft. Ensure that the endorsement matches the selling dealer.

8. Investigation of the above should include:

    Call Directory Assistance and verify the residence number and address or the place of employment and address. (Never use telephone numbers provided on application as source of verification.)
    Call the employer and verify employment. Pay attention to how the telephone is answered, i.e., does it sound like a business or did someone answer "Hello"?
    If applicant is renting, verify residence with the landlord if possible. The landlord can be determined by reviewing the inquiries in the bureau and noting the "---RA----" member codes and then decoding them through the bureau service or by submitting customers address on internet sites that will map the address and reveal nearby businesses including the apartment complex where the applicant indicated he/she lives.
    If insurance information is available, contact the insurance agent and verify coverage. While on the telephone with the agent, attempt to verify applicants home address, employer, social security number, etc.
    If unable to get confirmation of the residence address and/or employment information, condition the deal for that information (i.e., copy of rental agreement, copy of utility bill, copy of recent paystub, etc.)

9. Documentation: All fraud investigation and verification must be documented, with a copy of E-Loan records provided to Bank upon request.

Exhibit C: Loan Confirmation Terms & Information

Faxback Notification

All Loan Confirmations will be faxed to a specific number at ELOAN conveying the credit decision. Depending on the decision, the following information will be communicated:

For Approvals:

  Date and Time of the credit decision

  Application number

  Decisioning Lender Contact Information

  Applicant name (and Co-Applicant if applicable)

  Approved Amount

  Maximum Loan to Value %

  Maximum Payment

  Maximum Term

  Stipulations, which may include but not be limited to specifically required documents, such as tax lien information, proof of income, proof of employment, proof of address, individual credit bureau trade line issues, etc.

For Conditional Approvals:

  Date and Time of credit decision

  Application number

  Decisioning Lender Contact information

  Applicant Name (and Co-Applicant if applicable)

  Approved Amount

  Maximum Loan to Value %

  Maximum Payment

  Maximum Term

  Stipulations, which may include but not be limited to specifically required documents, such as tax lien information, proof of income, proof of employment, proof of address, individual credit bureau trade line issues, etc.

  Up to 4 ECOA reasons for not approving the application as submitted

For Declinations:

  Date and Time of credit decision

  Application number

  Decisioning Lender contact information

  Applicant Name (and Co-Applicant if applicable)

  Up to 4 ECOA reasons for not approving the application as submitted

Exhibit D: Loan Documents

Following is a list of documents that are required, and critical verification procedures which must take place to assure those documents are properly completed.

[*]

Exhibit E: Purchase Price

Purchase Price Calculation

Purchase Price of the Loans shall equal the Principal Balance less any payments due at the time of sale plus any Compensation owed by Correspondent to E-LOAN. Calculation and payment of Compensation shall be according to this Exhibit E as shown below.

Compensation

(a) As compensation for its performance of the Services on behalf of Correspondent, E-LOAN will receive a fee ("Origination Fee") for each Loan booked by Correspondent as a result of E-LOAN's Services hereunder. Said Origination Fee shall be an amount equal to the excess of the Loan Rate over the Buy Rate and shall be divided into a portion for the account of E-LOAN, subject to the Correspondent's right of offset set forth in the Strategic Alliance Agreement and a portion for the Correspondent, which Correspondent may use as it deems fit in its sole discretion. For the purposes of this Section, the "Buy Rate" for any Loan shall be [*]. E-LOAN's portion of the Origination Fee for any Loan will be calculated and paid to E-LOAN by Correspondent by the fifteenth (15th) day of the month following the month in which such Loan is booked; subject, however, to Correspondent's right to net out chargebacks which have not been cured, as set forth in paragraph (e) below. E-LOAN shall be required to reimburse Correspondent for E-LOAN's portion of any Origination Fee in the event that the Loan either prepays or is in default during the first three (3) months following the closing of the Loan.

(b) The Origination Fee shall be shared between the Correspondent and E-LOAN with [*]% to E-LOAN and [*]% to the Correspondent.

(c) E-LOAN will reimburse Correspondent for E-LOAN's portion of the Origination Fee paid on a Loan if the Loan is paid in full or is in default prior to the borrower making the first three (3) payments on the Loan.

(d) E-LOAN compensation for originating loans for Correspondent will be paid monthly. The amount paid will be the net of: (1) Origination Fees earned for the previous month, (2) less rebates for payoffs / defaults by the 3rd payment, (3) less other amounts due Correspondent under the terms of this Agreement.

(e) E-LOAN acknowledges and agrees that Correspondent may, at its option, net out the amount of any Loss, as defined in Article VIII of the Strategic Alliance Agreement, or any Repurchases according to section 5.3 of this Agreement from any Origination Fee that Correspondent may owe to E-LOAN.